Exhibit 99.1

For Immediate Release

Contact:  Stock Information Center

(877) 860-2091

SOUND FINANCIAL, INC. ANNOUNCES RESULTS OF STOCK OFFERING; SHAREHOLDERS AND DEPOSITORS APPROVE PLAN OF CONVERSION AND REORGANIZATION

Seattle, WA, August 15, 2012 – Sound Financial, Inc. (the “Company”) (OTCBB:SNFL), announced today that its shareholders and the depositors of Sound Community Bank (the “Bank”) have each approved the Plan of Conversion and Reorganization pursuant to which Sound Community MHC will convert to a stock holding company form of organization.  Sound Financial Bancorp, Inc. (“Sound Financial Bancorp”), the proposed stock holding company for the Bank also announced the results of its offering of shares of common stock in connection with the conversion.  Sound Financial Bancorp expects to sell 1,417,500 shares of common stock at $10.00 per share, for gross offering proceeds of $14,175,000, in its stock offering.  Sound Financial Bancorp received orders for 977,574 shares of common stock in the subscription and community offerings, for which Keefe, Bruyette & Woods, Inc. acted as selling agent.  All orders properly executed in the subscription and community offerings will be filled in whole, including the order by the Bank’s employee stock ownership plan. Orders for a total of 439,926 shares of common stock have been accepted in the syndicated community offering, for which Keefe, Bruyette & Woods, Inc. acted as sole book-running manager.  Sound Financial Bancorp’s CUSIP number is 83607A 100.

Concurrent with the completion of the offering, shares of the Company’s common stock owned by the public will be exchanged for shares of Sound Financial Bancorp’s common stock so that the Company’s existing shareholders will own approximately the same percentage of Sound Financial Bancorp’s common stock as they owned of the Company’s common stock immediately prior to the conversion.  Shareholders of Sound Financial, Inc. will receive 0.87423 shares of Sound Financial Bancorp’s common stock for each share of Sound Financial, Inc. common stock they owned immediately prior to completion of the transaction.  Cash in lieu of fractional shares will be paid based on the offering price of $10.00 per share. As a result of the offering and the exchange of shares, Sound Financial Bancorp will have approximately 2,587,747 shares outstanding.

The completion of the conversion and offering is subject to, among other things, the receipt of final regulatory approval.

The transaction is scheduled to close on August 22, 2012, at which time Sound Community  MHC and Sound Financial, Inc. will cease to exist and Sound Financial Bancorp will become the fully public stock holding company of the Bank.  The Company’s shares of common stock will cease trading under the trading symbol “SNFL” on the OTC Bulletin Board at the close of the market on August 22, 2012.  The shares of Sound Financial Bancorp common stock sold in the offering and issued in the exchange are expected to begin trading on the Nasdaq Capital Market on August 23, 2012 under the trading symbol “SFBC.”

All shares of Sound Financial Bancorp will be in book-entry form. Statements reflecting ownership of shares of common stock purchased in the offering are expected to be mailed to subscribers on or about August 23, 2012. Current Sound Financial, Inc. shareholders holding shares in street name or in book-entry form will receive shares of Sound Financial Bancorp within their accounts. Current Sound Financial, Inc. shareholders holding shares in certificate form will be mailed a letter of transmittal on or about August 28, 2012, and will receive ownership statements reflecting their shares of Sound Financial Bancorp common stock and cash in lieu of any fractional shares after returning their stock certificates and a properly completed letter of transmittal to the Company's transfer agent.

Sound Financial, Inc. is the holding company for Sound Community Bank, a federal savings bank headquartered in Seattle, Washington.  Sound Community Bank is a Seattle-based community bank, providing personal and business banking services in King, Pierce, Snohomish and Clallam Counties.

This press release contains certain forward-looking statements about the conversion and reorganization.  Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.”  Forward-looking statements, by their nature, are subject to risks and uncertainties.  Certain factors that could cause actual results to differ materially from expected results include delays in consummation of the Plan of Conversion and Reorganization, increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which the Company and Bank are engaged.

A registration statement relating to these securities has been filed with the United States Securities and Exchange Commission. This press release is neither an offer to sell nor a solicitation of an offer to buy common stock. The offer will be made only by means of the written prospectus forming part of the registration statement. The shares of common stock are not savings accounts or savings deposits, may lose value and are not insured by the Federal Deposit Insurance Corporation or any other government agency.